                           SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                     1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement           [_]CONFIDENTIAL, FOR USE OF THE
                                             COMMISSION ONLY (AS PERMITTED BY
                                             RULE 14A-6(E)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                               Documentum, Inc.
             -----------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


             -----------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange ActRule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    --------------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

    --------------------------------------------------------------------------

    (3) Filing Party:

    --------------------------------------------------------------------------

    (4) Date Filed:

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Notes:

                           [LOGO OF DOCUMENTUM(TM)]
                             5671 GIBRALTAR DRIVE
                         PLEASANTON, CALIFORNIA 94588

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 8, 1997

TO THE STOCKHOLDERS OF DOCUMENTUM, INC.:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Documentum, Inc., a Delaware corporation (the "Company"), will be held on Thursday, May 8, 1997 at 10:00 a.m. local time at Documentum, Inc., 5671 Gibraltar Drive, Pleasanton, California 94588 for the following purpose:

  1. To elect two directors to hold office until the 2000 Annual Meeting of Stockholders.

  2. To approve the Company's 1993 Equity Incentive Plan, as amended, including amendments to (i) increase the number of shares of Common Stock authorized for issuance under such plan by 900,000 shares, and
     (ii) add provisions with respect to Section 162(m) of the Internal Revenue Code of 1986, as amended.

  3. To approve the Company's 1995 Non-Employee Directors' Stock Option Plan, as amended, including an amendment to increase the number of shares of Common Stock authorized for issuance under such plan by 100,000 shares.

  4. To ratify the selection of Price Waterhouse LLP as independent accountants of the Company for its fiscal year ending December 31, 1997.

  5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

  The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

  The Board of Directors has fixed the close of business on March 19, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                          /S/ MARK S. GARRETT
                                          Mark S. Garrett
                                          Secretary
Pleasanton, California
April 7, 1997

  ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                           [LOGO OF DOCUMENTUM(TM)]
                             5671 GIBRALTAR DRIVE
                         PLEASANTON, CALIFORNIA 94588

                                PROXY STATEMENT
                      FOR ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 8, 1997

                INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

  The enclosed proxy is solicited on behalf of the Board of Directors of Documentum, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on Thursday, May 8, 1997, at 10:00 a.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at Documentum, Inc., 5671 Gibraltar Drive, Pleasanton, California 94588. The Company intends to mail this proxy statement and accompanying proxy card on or about April 7, 1997 to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

  The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

  Only holders of record of Common Stock at the close of business on March 19, 1997 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on March 19, 1997 the Company had outstanding and entitled to vote 14,172,690 shares of Common Stock.

  Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

  All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

  Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 5671 Gibraltar Avenue, Pleasanton, California 94588, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

  Proposals of stockholders that are intended to be presented at the Company's 1998 Annual Meeting of Stockholders must be received by the Company not later than December 8, 1997 in order to be included in the proxy statement and proxy relating to that Annual Meeting. Stockholders are also advised to review the Company's Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

  The Company's Amended and Restated Certificate of Incorporation and Bylaws provide that the Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the Board of Directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor is elected and qualified.

  The Board of Directors is presently composed of six members. There are two directors in the class whose term of office expires in 1997. Each of the nominees for election to this class is currently a director of the Company who was previously elected by the stockholders. If elected at the Annual Meeting, each of the nominees would serve until the 2000 annual meeting and until his or her successor is elected and has qualified, or until such director's earlier death, resignation or removal.

  Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting.

  Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting.

                  NOMINEES FOR ELECTION FOR A THREE-YEAR TERM
                      EXPIRING AT THE 2000 ANNUAL MEETING

  Kathryn C. Gould, age 47, has served as a director of the Company since October 1993. Ms. Gould has been a Managing Director of Foundation Capital Management Co., L.L.C., the general partner of Foundation Capital, L.P., a venture capital partnership, since December 1995. Ms. Gould has been a partner of MPAE V Management Company, L.P., the general partner of Merrill, Pickard, Anderson & Eyre V, L.P., a venture capital partnership, since 1989. She is also a director of several privately held companies. Ms. Gould received her M.B.A. from the University of Chicago and her B.S. in Physics from the University of Toronto.

  Edward J. Zander, age 50, has served as a director of the Company since July 1995. Mr. Zander has been President of Sun Microsystems Computer Company, a subsidiary of Sun Microsystems, Inc., a network computing systems company ("Sun"), since February 1995. From January 1991 to February 1995, Mr. Zander was President of SunSoft, Inc., the software subsidiary of Sun. From October 1987 to January 1991, Mr. Zander was Vice President of Marketing of Sun. Mr. Zander received his M.B.A. from Boston University and his B.S. in Electrical Engineering from the Rensselaer Polytechnic Institute.

                       THE BOARD OF DIRECTORS RECOMMENDS
                     A VOTE IN FAVOR OF EACH NAMED NOMINEE

DIRECTORS CONTINUING IN OFFICE UNTIL THE 1998 ANNUAL MEETING

  Colin J. O'Brien, age 58, has served as a director of the Company since December 1995. Since February 1992, Mr. O'Brien has been employed in various positions at Xerox Corporation and currently serves as a Vice President and the Chief Executive Officer of the New Enterprise Board within Xerox. Prior to February 1992, Mr. O'Brien was the founder and Chief Executive Officer of Triax Corporation, an investment company specializing in defense electronics companies. Prior to that, he was the Chief Executive Officer of Times Fiber Communications Inc., a manufacturer of fiber optic and coaxial telecommunications systems. Mr. O'Brien is also a director of Document Sciences Inc., a document automation company. Mr. O'Brien received his B.S. in Chemical Engineering from the University of New South Wales, Australia.

  John L. Walecka, age 37, has served as a director of the Company since October 1993. He has been a general partner of certain venture capital funds associated with Brentwood Associates, a venture capital company, since January 1990. From May 1984 to January 1990, Mr. Walecka was an associate with Brentwood Associates. He is also a director of Xylan Corporation, a networking company and several privately held companies. Mr. Walecka received his M.B.A. and his M.S. and B.S. in Engineering from Stanford University.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 1999 ANNUAL MEETING

  Jeffrey A. Miller, age 46, has served as the Company's President, Chief Executive Officer and member of the Board of Directors since July 1993. From April 1991 to March 1993, Mr. Miller was a division president at Cadence Design Systems, Inc., a supplier of electronic design automation software ("Cadence"). From February 1983 to April 1991, Mr. Miller was Vice President and General Manager and Vice President of Marketing of Adaptec, Inc., a supplier of computer input/output controllers. From 1976 to 1983, Mr. Miller held various positions at Intel Corporation, a manufacturer of semiconductor components. Mr. Miller received his M.B.A. and B.S. in Electrical Engineering and Computer Science from the University of Santa Clara.

  Robert V. Adams, age 65, has served as Chairman of the Board of the Company since its inception in January 1990. Since February 1989, Mr. Adams has served as the President of Xerox Technology Ventures, a venture capital unit of Xerox Corporation. Mr. Adams is also a director of Tekelec and ENCAD, Inc. Mr. Adams received his M.B.A. from the University of Chicago and a B.S. in Mechanical Engineering from Purdue University.

BOARD COMMITTEES AND MEETINGS

  During the fiscal year ended December 31, 1996, the Board of Directors held 9 meetings. The Board has an Audit Committee and a Compensation Committee.

  The Audit Committee meets with the Company's independent accountants at least annually to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent accountants to be retained; and receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is composed of two non-employee directors: Mr. Adams and Mr. Walecka. It met once during the 1996 fiscal year.

  The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company's equity incentive plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee consists of three members: Mr. Miller, Ms. Gould and Mr. Walecka. It met once during the 1996 fiscal year. If the stockholders approve the amendments to the Company's 1993 Equity Incentive Plan described in Proposal 2, Mr. Miller will resign from the Compensation Committee so that the Compensation Committee will consist solely of "outside directors" as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended.

  During the fiscal year ended December 31, 1996, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served, held during the period for which he or she was a director or committee member, respectively.

                                  PROPOSAL 2

            APPROVAL OF THE 1993 EQUITY INCENTIVE PLAN, AS AMENDED

  In 1993, the Board of Directors adopted, and the stockholders subsequently approved, the Company's 1993 Equity Incentive Plan (the "1993 Plan"). As a result of a series of amendments, at December 31, 1996, there were 3,800,138 shares of the Company's Common Stock authorized for issuance under the 1993 Plan.

  At December 31, 1996, options (net of canceled or expired options) covering an aggregate of 3,492,273 shares of the Company's Common Stock had been granted under the 1993 Plan, and only 307,865 shares (plus any shares that might in the future be returned to the plans as a result of cancellation or expiration of options) remained available for future grant under the 1993 Plan. During the last fiscal year, under the 1993 Plan, the Company granted options to purchase 150,000 shares of Common Stock to current executive officers at an exercise price of $24.3125 per share and granted to all employees and consultants (excluding executive officers) as a group options to purchase 421,900 shares at exercise prices of $9.00 to $46.00 per share.

  In March 1997, the Board approved an amendment to the 1993 Plan, subject to stockholder approval, to enhance the flexibility of the Board and the Compensation Committee in granting stock options to the Company's employees. The amendment increases the number of shares authorized for issuance under the 1993 Plan by 900,000, from a total of 3,800,138 to a total of 4,700,138. The Board adopted this amendment to ensure that the Company can continue to grant stock options to employees at levels determined appropriate by the Board and the Compensation Committee.

  Also in March 1997, the Board amended the 1993 Plan, subject to stockholder approval, generally to permit the Company, under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), to continue to be able to deduct as a business expense certain compensation attributable to the exercise of stock options and stock appreciation rights granted under the 1993 Plan. Section 162(m) denies a deduction to any publicly held corporation for certain compensation paid to specified employees in a taxable year to the extent that the compensation exceeds $1,000,000 for any covered employee. See "Federal Income Tax Information" below for a discussion of the application of
Section 162(m). In light of the Section 162(m) requirements, the Board has amended the 1993 Plan, subject to stockholder approval, to include a limitation providing that no employee may be granted options and stock appreciation rights under the 1993 Plan during a calendar-year to purchase in excess of 1,000,000 shares of Common Stock. Previously, no such formal limitation was placed on the number of shares available for option grants and stock appreciation rights to any individual.

  Stockholders are requested in this Proposal 2 to approve the 1993 Plan, as amended. If the stockholders fail to approve this Proposal 2, options granted under the 1993 Plan after the Annual Meeting will not qualify as performance-based compensation and, in some circumstances, the Company may be denied a business expense deduction for compensation recognized in connection with the exercise of such options. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the 1993 Plan, as amended. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 2

  The essential features of the 1993 Plan are outlined below:

GENERAL

  The 1993 Plan provides for the grant of (i) both incentive and nonstatutory stock options, (ii) stock bonuses, (iii) rights to purchase restricted stock and (iv) stock appreciation rights (collectively, "Stock Awards").

Incentive stock options granted under the 1993 Plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Code. Nonstatutory stock options granted under the 1993 Plan are intended not to qualify as incentive stock options under the Code. See "Federal Income Tax Information" for a discussion of the tax treatment of Stock Awards.

PURPOSE

  The 1993 Plan was adopted to provide a means by which selected officers and employees of and consultants to the Company and its affiliates could be given an opportunity to purchase stock in the Company, to assist in retaining the services of employees holding key positions, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of the Company.

ADMINISTRATION

  The 1993 Plan is administered by the Board of Directors of the Company. The Board has the power to construe and interpret the 1993 Plan and, subject to the provisions of the 1993 Plan, to determine the persons to whom and the dates on which Stock Awards will be granted; whether a Stock Award will be an incentive stock option, a nonstatutory stock option, a stock bonus, a right to purchase restricted stock, a stock appreciation right or a combination of the foregoing; the provisions of each Stock Award granted (which need not be identical), including the time or times when a person shall be permitted to receive stock pursuant to a Stock Award; whether a person shall be permitted to receive stock upon exercise of an independent stock appreciation right; and the number of shares with respect to which a Stock Award shall be granted to each such person. The Board of Directors is authorized to delegate administration of the 1993 Plan to a committee composed of not fewer than two members of the Board. The Board has delegated administration of the 1993 Plan to the Compensation Committee of the Board. As used herein with respect to the 1993 Plan, the "Board" refers to the Compensation Committee as well as to the Board of Directors itself.

  The regulations under Section 162(m) require that the directors who serve as members of the Compensation Committee must be "outside directors." The 1993 Plan has been amended, subject to stockholder approval, to provide that, in the Board's discretion, directors serving on the Compensation Committee will also be "outside directors" within the meaning of Section 162(m). This limitation would exclude from the Compensation Committee (i) current employees of the Company, (ii) former employees of the Company receiving compensation for past services (other than benefits under a tax-qualified pension plan),
(iii) current and former officers of the Company, (iv) directors currently receiving direct or indirect remuneration from the Company in any capacity (other than as a director), unless any such person is otherwise considered an "outside director" for purposes of Section 162(m). If the stockholders approve the amendments to the Plan described in this Proposal 2, Mr. Miller will resign from the Compensation Committee so that the Compensation Committee will consist solely of "outside directors" as defined in Section 162(m).

ELIGIBILITY

  Incentive stock options and stock appreciation rights related to incentive stock options may be granted under the 1993 Plan only to selected employees (including officers and directors who are employees) of the Company and its affiliates. Selected employees, non-employee directors and consultants are eligible to receive Stock Awards other than incentive stock options and such stock appreciation rights under the 1993 Plan.

  No incentive stock option may be granted under the 1993 Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the incentive stock option exercise price is at least 110% of the fair market value of the stock subject to the incentive stock option on the date of grant, and the term of the option does not exceed five years from the date of grant. For incentive stock options granted under the 1993 Plan, the aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which such options are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company and its affiliates) may not exceed $100,000.

  Subject to stockholder approval of this Proposal 2, the Company has added to the 1993 Plan a per-individual, per-calendar year period limitation equal to 1,000,000 shares of Common Stock. The purpose of adding this limitation is generally to permit the Company to continue to be able to deduct for tax purposes the compensation attributable to the exercise of options and stock appreciation rights granted under the 1993 Plan. Previously, the Board or the Compensation Committee determined in its discretion the number of shares subject to an option and stock appreciation rights for any individual and no such formal limitation was placed on the number of shares available for grant to any individual. To date, the Company has not granted to any individual in any calendar year options and stock appreciation rights to purchase a number of shares equal to or in excess of the limitation.

STOCK SUBJECT TO THE 1993 PLAN

  If any Stock Award granted under the 1993 Plan expires or otherwise terminates without being exercised, the Common Stock not purchased pursuant to such Stock Awards again becomes available for issuance under the 1993 Plan.

TERMS OF OPTIONS

  The following is a description of the permissible terms of options under the 1993 Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

  Exercise Price; Payment. The exercise price of incentive stock options under the 1993 Plan may not be less than the fair market value of the Common Stock subject to the option on the date of the option grant, and in some cases (see "Eligibility" above), may not be less than 110% of such fair market value. The exercise price of nonstatutory options under the 1993 Plan may not be less than 85% of the fair market value of the Common Stock subject to the option on the date of the option grant. However, if options were granted with exercise prices below fair market value, deductions for compensation attributable to the exercise of such options could be limited by Section 162(m). See "Federal Income Tax Information." At December 31, 1996, the closing price of the Company's Common Stock as reported on the Nasdaq National Market was $33.75 per share.

  In the event of a decline in the value of the Company's Common Stock, the Board has the authority to offer employees the opportunity to replace outstanding higher priced options, whether incentive or nonstatutory, with new lower priced options. To the extent required by Section 162(m), an option repriced under the 1993 Plan is deemed to be canceled and a new option granted. Both the options deemed to be canceled and the new options deemed to be granted will be counted against the 1,000,000 share limitation.

  The exercise price of options granted under the 1993 Plan must be paid either: (a) in cash at the time the option is exercised; (b) at the discretion of the Board, (i) by delivery of other Common Stock of the Company, or (ii) pursuant to a deferred payment arrangement; or (c) in any other form of legal consideration acceptable to the Board.

  Option Exercise. Options granted under the 1993 Plan may become exercisable ("vest") in cumulative increments as determined by the Board. Shares covered by currently outstanding options under the 1993 Plan typically vest at the rate of 25% of the shares subject to the option on the first anniversary of the date of grant and 1/48th of such shares at the end of each month thereafter during the optionee's employment or relationship as a consultant or director. Shares covered by options granted in the future under the 1993 Plan may be subject to different vesting terms. The Board has the power to accelerate the time during which an option may be exercised. In addition, options granted under the 1993 Plan may permit exercise prior to vesting, but in such event the optionee may be required to enter into an early exercise stock purchase agreement that allows the

Company to repurchase shares not yet vested at their exercise price should the optionee leave the employ of the Company before vesting. To the extent provided by the terms of an option, an optionee may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing the Company to withhold a portion of the stock otherwise issuable to the optionee, by delivering already-owned stock of the Company or by a combination of these means.

  Term. The maximum term of options under the 1993 Plan is 10 years, except that in certain cases (see "Eligibility") the maximum term is five years. Options under the 1993 Plan terminate three months after termination of the optionee's employment or relationship as a consultant or director of the Company or any affiliate of the Company, unless: (a) such termination is due to such person's permanent and total disability (as defined in the Code), in which case the option may, but need not, provide that it may be exercised at any time not exceeding twelve months following such termination; (b) the optionee dies while employed by or serving as a consultant or director of the Company or any affiliate of the Company, or within three months after termination of such relationship, in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the optionee's death) within twelve months of the optionee's death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution; or (c) the option by its terms specifically provides otherwise. Individual options by their terms may provide for exercise within a longer period of time following termination of employment or the consulting relationship. The option term may also be extended in the event that exercise of the option within these periods is prohibited for specified reasons.

TERMS OF STOCK BONUSES AND PURCHASES OF RESTRICTED STOCK

  The following is a description of the permissible terms of stock bonuses and restricted stock purchase agreements under the 1993 Plan. The terms and conditions of stock bonus or restricted stock purchase agreements may change from time to time, and the terms and conditions of separate agreements need not be identical, but each stock bonus or restricted stock purchase agreement includes the substance of each of the following provisions as appropriate:

  Purchase Price. The purchase price under each restricted stock purchase agreement is such amount as the Board may determine and designate in such agreement, but in no event may the purchase price be less than eighty-five percent (85%) of the stock's fair market value on the date such award is made. Notwithstanding the foregoing, the Board may determine that eligible participants in the 1993 Plan may be awarded stock pursuant to a stock bonus agreement in consideration for past services actually rendered to the Company for its benefit.

  Consideration. The purchase price of stock acquired pursuant to a stock purchase agreement must be paid either: (i) in cash at the time of purchase;
(ii) at the discretion of the Board or the Compensation Committee, according to a deferred payment or other arrangement with the person to whom the stock is sold; or (iii) in any other form of legal consideration that may be acceptable to the Board in its discretion. Notwithstanding the foregoing, the Board may award stock pursuant to a stock bonus agreement in consideration for past services actually rendered to the Company or for its benefit.

  Vesting. Shares of stock sold or awarded under the Plan may, but need not, be subject to a repurchase option in favor of the Company in accordance with a vesting schedule to be determined by the Board.

  Termination of Employment or Relationship as a Director or Consultant. In the event a participant's continuous status as an employee, director or consultant terminates, the Company may repurchase or otherwise re-acquire any or all of the shares of stock held by that person which have not vested as of the date of termination under the terms of the stock bonus or restricted stock purchase agreement between the Company and such person.

STOCK APPRECIATION RIGHTS

  The three types of Stock Appreciation Rights that are authorized for issuance under the 1993 Plan are as follows:

  Tandem Stock Appreciation Rights. Tandem stock appreciation rights may be granted appurtenant to an option, and are generally subject to the same terms and conditions applicable to the particular option grant to which they pertain. Tandem stock appreciation rights require the holder to elect between the exercise of the underlying option for shares of stock and the surrender, in whole or in part, of such option for an appreciation distribution. The appreciation distribution payable on the exercised tandem right is in cash (or, if so provided, in an equivalent number of shares of stock based on fair market value on the date of the option surrender) in an amount up to the excess of (i) the fair market value (on the date of the option surrender) of the number of shares of stock covered by that portion of the surrendered option in which the optionee is vested over (ii) the aggregate exercise price payable for such vested shares.

  Concurrent Stock Appreciation Rights. Concurrent stock appreciation rights may be granted appurtenant to an option and may apply to all or any portion of the shares of stock subject to the underlying option and are generally subject to the same terms and conditions applicable to the particular option grant to which they pertain. A concurrent right is exercised automatically at the same time the underlying option is exercised with respect to the particular shares of stock to which the concurrent right pertains. The appreciation distribution payable on an exercised concurrent right is in cash (or, if so provided, in an equivalent number of shares of stock based on fair market value on the date of the exercise of the concurrent right) in an amount equal to such portion as shall be determined by the Board at the time of the grant of the excess of (i) the aggregate fair market value (on the date of the exercise of the concurrent right) of the vested shares of stock purchased under the underlying option which have concurrent rights appurtenant to them over (ii) the aggregate exercise price paid for such shares.

  Independent Stock Appreciation Rights. Independent stock appreciation rights may be granted independently of any option and are generally subject to the same terms and conditions applicable to nonstatutory stock options. The appreciation distribution payable on an exercised independent right may not be greater than an amount equal to the excess of (i) the aggregate fair market value (on the date of the exercise of the independent right) of a number of shares of Company stock equal to the number of share equivalents in which the holder is vested under such independent right, and with respect to which the holder is exercising the independent right on such date, over (ii) the aggregate fair market value (on the date of the grant of the independent right) of such number of shares of Company stock. The appreciation distribution payable on the exercised independent right is in cash or, if so provided, in an equivalent number of shares of stock based on fair market value on the date of the exercise of the independent right.

ADJUSTMENT PROVISIONS

  If there is any change in the stock subject to the 1993 Plan or subject to any Stock Award granted under the 1993 Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the 1993 Plan and Stock Awards outstanding thereunder will be appropriately adjusted as to the class and the maximum number of shares subject to such plan, and the class, number of shares and price per share of stock subject to such outstanding options.

EFFECT OF CERTAIN CORPORATE EVENTS

  The 1993 Plan provides that, in the event of a dissolution or liquidation of the Company, specified type of merger or other corporate reorganization, to the extent permitted by law, any surviving corporation will be required to either assume Stock Awards outstanding under the 1993 Plan or substitute similar options for those outstanding under such plan, or such outstanding options will continue in full force and effect. In the event that any surviving corporation declines to assume or continue Stock Awards outstanding under the 1993 Plan, or to substitute similar Stock Awards, then the time during which such Stock Awards may be exercised may, at the discretion of the Board of Directors, be accelerated and the Stock Awards terminated if not exercised during such time. The acceleration of a Stock Award in the event of an acquisition or similar corporate event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

DURATION, AMENDMENT AND TERMINATION

  The Board may suspend or terminate the 1993 Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the 1993 Plan will terminate on March 28, 2003.

  The Board may also amend the 1993 Plan at any time or from time to time. However, no amendment will be effective unless approved by the stockholders of the Company within twelve months before or after its adoption by the Board if the amendment would: (a) modify the requirements as to eligibility for participation (to the extent such modification requires stockholder approval in order for the Plan to satisfy Section 422 of the Code, if applicable, or Rule 16b-3 ("Rule 16b-3") of the Securities Exchange Act of 1934, as amended (the "Exchange Act")); (b) increase the number of shares reserved for issuance upon exercise of options; or (c) change any other provision of the 1993 Plan in any other way if such modification requires stockholder approval in order to comply with Rule 16b-3 or satisfy the requirements of Section 422 of the Code. The Board may submit any other amendment to the 1993 Plan for stockholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees.

RESTRICTIONS ON TRANSFER

  Under the 1993 Plan, an incentive stock option may not be transferred by the optionee otherwise than by will or by the laws of descent and distribution and during the lifetime of the optionee, may be exercised only by the optionee. A nonstatutory stock option may not be transferred except by will or by the laws of descent and distribution unless otherwise specified in the option agreement, in which case the nonstatutory stock option may be transferred upon such terms and conditions as set forth in the option, including pursuant to a domestic relations order. In any case, the optionee may designate in writing a third party who may exercise the option in the event of the optionee's death. In addition, shares subject to repurchase by the Company under an early exercise stock purchase agreement may be subject to restrictions on transfer which the Board deems appropriate.

FEDERAL INCOME TAX INFORMATION

  Incentive Stock Options. Incentive stock options under the 1993 Plan are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Code.

  There generally are no federal income tax consequences to the optionee or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the optionee's alternative minimum tax liability, if any.

  If an optionee holds stock acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and at least one year from the date on which the shares are transferred to the optionee upon exercise of the option, any gain or loss on a disposition of such stock will be long-term capital gain or loss. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), at the time of disposition, the optionee will realize taxable ordinary income equal to the lesser of (a) the excess of the stock's fair market value on the date of exercise over the exercise price, or
(b) the optionee's actual gain, if any, on the purchase and sale. The optionee's additional gain, or any loss, upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year. Long-term capital gains currently are generally subject to lower tax rates than ordinary income. The maximum capital gains rate for federal income tax purposes is currently 28% while the maximum ordinary income rate is effectively 39.6% at the present time. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to
Section 16(b) of the Exchange Act.

  To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

  Nonstatutory Stock Options. Nonstatutory stock options granted under the 1993 Plan generally have the following federal income tax consequences:

  There are no tax consequences to the optionee or the Company by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionee normally will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price. Generally, with respect to employees, the Company is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be long or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

  Restricted Stock and Stock Bonuses. Restricted stock and stock bonuses granted under the 1993 Plan generally have the following federal income tax consequences:

  Upon acquisition of stock under a restricted stock or stock bonus award, the recipient normally will recognize taxable ordinary income equal to the excess of the stock's fair market value over the purchase price, if any. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the recipient elects to be taxed on receipt of the stock. Generally, with respect to employees, the Company is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the recipient. Upon disposition of the stock, the recipient will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock, if any, plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long or short-term depending on whether the stock was held for more than one year from the date ordinary income is measured. Slightly different rules may apply to persons who acquire stock subject to forfeiture.

  Stock Appreciation Rights. No taxable income is realized upon the receipt of a stock appreciation right, but upon exercise of the stock appreciation right, the fair market value of the shares (or cash in lieu of shares) received must be treated as compensation taxable as ordinary income to the recipient in the year of such exercise. Generally, with respect to employees, the Company is required to withhold from the payment made on exercise of the stock appreciation right or from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, Section 162(m) of the Code and the satisfaction of a reporting obligation, the Company will be entitled to a business expense deduction equal to the taxable ordinary income recognized by the recipient.

  Potential Limitation on Company Deductions. As part of the Omnibus Budget Reconciliation Act of 1993, the U.S. Congress amended the Code to add Section 162(m), which denies a deduction to any publicly held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1 million for a covered employee. It is possible that compensation attributable to awards under the 1993 Plan, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

  Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Section 162(m), compensation attributable to stock options will qualify as performance-based compensation, provided that: (i) the stock award plan contains a per-employee limitation on the number of shares for which stock options and stock appreciation rights may be granted during a specified period; (ii) the per-employee limitation is approved by the stockholders; (iii) the award is granted by a compensation committee comprised solely of "outside directors;" and (iv) the exercise price of the award is no less than the fair market value of the stock on the date of grant. Compensation attributable to restricted stock will qualify as performance-based compensation, provided that: (i) the award is granted by a compensation committee comprised solely of "outside directors"; and (ii) the purchase price of the award is no less than the fair market value of the stock on the date of grant. Stock bonuses qualify as performance-based compensation under the Treasury regulations only if: (i) the award is granted by a compensation committee comprised solely of "outside directors;" (ii) the award is granted (or exercisable) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain; (iii) the compensation committee certifies in writing prior to the granting (or exercisability) of the award that the performance goal has been satisfied; and (iv) prior to the granting (or exercisability) of the award, stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount (or formula used to calculate the amount) payable upon attainment of the performance goal).

                                  PROPOSAL 3

        APPROVAL OF THE 1995 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN,
                                  AS AMENDED

  In November 1995, the Company adopted the Company's 1995 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). The Directors' Plan provides for non-discretionary grants of options which are not intended to qualify as incentive stock options, as defined under Section 422 of the Code.

  In March 1997, the Board of Directors voted to amend the Directors' Plan, subject to stockholder approval, to increase the number of shares of Common Stock authorized for issuance under the Directors' Plan by 100,000 shares to a total of 250,000 shares.

  Stockholders are requested in this Proposal 3 to approve the amendment to the Director's Plan. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the amendments to the Directors' Plan. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 3

  The essential features of the Directors' Plan, as amended, are outlined below:

PURPOSE

  The purpose of the Directors' Plan is to retain the services of persons now serving as Non-Employee Directors of the Company (as defined below), to attract and retain the services of persons capable of serving on the Board of Directors of the Company and to provide incentives for such persons to exert maximum efforts to promote the success of the Company.

ADMINISTRATION

  The Directors' Plan is administered by the Board of Directors of the Company. The Board of Directors has the final power to construe and interpret the Directors' Plan and options granted under it, and to establish, amend and revoke rules and regulations for its administration.

  The Board of Directors is authorized to delegate administration of the Directors' Plan to a committee of not less than two members of the Board. The Board of Directors does not presently contemplate delegating administration of the Directors' Plan to any committee of the Board of Directors.

ELIGIBILITY

  The Directors' Plan provides that options may be granted only to Non-Employee Directors of the Company. A "Non-Employee Director" is defined in the Directors' Plan as a director of the Company and its affiliates who is not otherwise an employee of the Company or any affiliate. Five of the Company's six current directors are eligible to participate in the Directors' Plan.

TERMS OF OPTIONS

  Each option under the Directors' Plan is subject to the following terms and conditions:

  Non-Discretionary Grants. Option grants under the Directors' Plan are non-discretionary. Each Non-Employee Director will be automatically granted an option to purchase 15,000 shares of Common Stock upon becoming a member of the Board of Directors. Each Non-Employee Director will be automatically granted an option to purchase 5,000 shares of Common Stock (subject to adjustment as provided in the Directors' Plan) on June 30 of each year (beginning June 30, 1997) provided such person has continuously served as a Non-Employee Director for at least six months prior to such date.

  Option Exercise. An option granted under the Directors' Plan will vest immediately upon grant as to one-third of the shares underlying the option; the remaining shares will vest in two equal annual installments on the anniversary of the date of grant, provided that the optionee has continuously served until such vesting date as a Non-Employee Director or employee of or a consultant to the Company.

  Exercise Price; Payment. The exercise price of options granted under the Directors' Plan shall be equal to 100% of the fair market value of the Common Stock subject to such options on the date such option is granted. The exercise price of options granted under the Directors' Plan must be paid with cash at the time the option is exercised.

  Transferability; Term. Under the Directors' Plan, an option may not be transferred by the optionee, except by will or the laws of descent and distribution (unless otherwise specified in the option, in which case the option may be transferred upon such terms and conditions as set forth in the option, including pursuant to a domestic relations order). In any case, a Non-Employee Director may designate in writing a third party who may exercise the option in the event of his or her death. During the lifetime of an optionee, an option may be exercised only by the optionee or his or her guardian or legal representative.

  No option granted under the Directors' Plan is exercisable by any person after the expiration of 10 years from the date the option is granted.

  Other Provisions. The option agreement may contain such other terms, provisions and conditions not inconsistent with the Directors' Plan as may be determined by the Board of Directors.

ADJUSTMENT PROVISIONS

  If there is any change in the stock subject to the Directors' Plan or subject to any option granted under the Directors' Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the Directors' Plan and options outstanding thereunder will be appropriately adjusted as to the class and the maximum number of shares subject to the plan and the class, number of shares and price per share of stock subject to outstanding options.

EFFECT OF CERTAIN CORPORATE EVENTS

  In the event of a specified type of merger or other corporate reorganization, to the extent permitted by law, the time during which outstanding options may be exercised shall be accelerated and the options terminated if not exercised prior to such event. The acceleration of an option in the event of an acquisition or similar corporate event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

DURATION, AMENDMENT AND TERMINATION

  The Board of Directors may amend, suspend or terminate the Directors' Plan at any time or from time to time. No amendment will be effective unless approved by the stockholders of the Company within twelve months before or after its adoption by the Board if the amendment would modify the plan in any other way if such modification requires stockholder approval in order for the plan to meet the requirements of Rule 16b-3 or a Nasdaq Stock Market or securities exchange listing requirement. Unless sooner terminated, the Directors' Plan shall terminate in November 2005.

CERTAIN FEDERAL INCOME TAX INFORMATION

  Stock options granted under the Directors' Plan are subject to federal income tax treatment pursuant to rules governing options that are not incentive stock options.

  The following is only a summary of the effect of federal income taxation upon the optionee and the Company with respect to the grant and exercise of options under the Directors' Plan, does not purport to be complete and does not discuss the income tax laws of any state or foreign country in which an optionee may reside.

  Options granted under the Directors' Plan are nonstatutory options. There are no tax consequences to the optionee or the Company by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionee normally will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price. Because the optionee is a director of the Company, under existing laws, the date of taxation (and the date of measurement of taxable ordinary income) may in some instances be deferred unless the optionee files an election under Section 83(b) of the Code. The filing of a Section 83(b) election with respect to the exercise of an option may affect the time of taxation and the amount of income recognized at each such time. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of such option. Such gain or loss will be long or short-term depending on whether the stock was held for more than one year.

                               NEW PLAN BENEFITS

  The following table presents certain information with respect to options granted under the Directors' Plan to each Non-Employee Director and to all Non-Employee Directors as a group as of December 31, 1996:

                                                       NUMBER OF SHARES SUBJECT
                NAME                   DOLLAR VALUE(1)    TO OPTIONS GRANTED
                ----                   --------------- ------------------------
Robert V. Adams                            $360,000             15,000
Kathryn C. Gould                           $360,000             15,000
Colin J. O'Brien                           $360,000             15,000
John L. Walecka                            $360,000             15,000
Edward J. Zander                           $360,000             15,000
All Non-Employee Directors as a group
 (5 persons)                             $1,800,000             75,000

--------
(1) Aggregate exercise price of options.

                                  PROPOSAL 4

             RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

  The Board of Directors has selected Price Waterhouse LLP as the Company's independent accountants for the fiscal year ending December 31, 1997 and has further directed that management submit the selection of independent accountants for ratification by the stockholders at the Annual Meeting. Price Waterhouse LLP has audited the Company's financial statements since 1994. Representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

  Stockholder ratification of the selection of Price Waterhouse LLP as the Company's independent accountants is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Price Waterhouse LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent accountants at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

  The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Price Waterhouse LLP.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 4

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information regarding the ownership of the Company's Common Stock as of December 31, 1996 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

                                                     BENEFICIAL OWNERSHIP(1)
                                                     ---------------------------
                                                      NUMBER OF      PERCENT OF
 5% STOCKHOLDERS, DIRECTORS AND EXECUTIVE OFFICERS     SHARES          TOTAL
 -------------------------------------------------   -------------- ------------
 Xerox Corporation(2)..............................       3,619,863         25.5%
   P.O. Box 1600
   800 Long Ridge Road
   Stamford, CT 06904
 Putnam Investments, Inc. (3)......................       1,210,218          8.5%
   One Post Office Square
   Boston, MA 02109
 Pilgrim Baxter & Associates, Ltd.(4)..............         935,700          6.6%
   11255 Drummers Lane, Suite 300
   Wayne, PA 19087
 Jeffrey A. Miller(5)..............................         717,034          5.0%
   c/o Documentum, Inc.
   5671 Gibralter Drive
   Pleasanton, CA 94588
 Robert V. Adams(6)................................       3,629,863         25.6%
 Kathryn C. Gould(7)...............................         258,242          1.8%
 Colin J. O'Brien(8)...............................          10,000           *
 John L. Walecka(9)................................         588,420          4.1%
 Edward J. Zander(10)..............................          30,000           *
 Alan S. Henricks(11)..............................         125,371           *
 Paul J. Hoffman(12)...............................         151,000          1.1%
 Robert K. Reid(13)................................         107,615           *
 Howard I. Shao(14)................................         324,630          2.3%
 Marcie L. Stewart(15).............................         100,465           *
 All directors and executive officers as a group (9
  persons)(16).....................................       5,816,804         39.8%

--------
* Less than one percent.
(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the Securities and Exchange Commission (the "SEC"). Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 14,187,309 shares of Common Stock outstanding as of December 31, 1996.
(2) Mr. Adams, a director of the Company, is a principal of Xerox Technology Ventures, a unit of Xerox Corporation ("Xerox"). Mr. Adams disclaims beneficial ownership of such shares held by Xerox, except to the extent of his profit-sharing interest therein.
(3) Based solely on information obtained from a filing made on Schedule 13G with the SEC. Putnam Investments, Inc. ("PI") is a wholly owned subsidiary of Marsh & McLennan Companies, Inc. PI wholly owns two registered investment advisers: Putnam Investment Management, Inc. ("PIM") and The Putnam Advisory Company, Inc. ("PAC"). Both PIM and PAC have dispository power over the shares as investment managers of the PI family of mutual funds.
(4) Based solely on information obtained from a filing made on Schedule 13G with the SEC.

(5) Includes 133,028 shares which are subject to a right of repurchase in favor of the Company which expires ratably through October 1997. Also includes (i) 604,734 shares held by Jeffrey Miller and Karen Miller, as Co-trustees of the Miller Living Trust dated July 7, 1985 and (ii) 12,300 shares held by The Miller Children's Trust I. Mr. Miller disclaims beneficial ownership of the shares held by The Miller Children's Trust I. Also includes 100,000 shares issuable upon the exercise of options subject to vesting through May 1999.
(6) Includes 3,619,863 shares held by Xerox. See footnote (2) above. Also includes 10,000 shares issuable upon the exercise of options exercisable within 60 days of December 31, 1996.
(7) Includes 207,898 shares held by Merrill, Pickard, Anderson & Eyre V, L.P. ("MPAE V"). Ms. Gould is a limited partner of MPAE V Management Co., L.P., the general partner of MPAE V. Ms. Gould disclaims beneficial ownership of the shares held by MPAE V, except to the extent of her pecuniary interest therein. Also includes 10,000 shares issuable upon the exercise of options exercisable within 60 days of December 31, 1996.
(8) Mr. O'Brien is a Vice President of Xerox. Mr. O'Brien has no beneficial ownership of the shares held by Xerox. Represents 10,000 shares issuable upon the exercise of options exercisable within 60 days of December 31, 1996.
(9) Includes 578,420 shares held by Brentwood Associates VI, L.P. ("BA VI"). Mr. Walecka is a general partner of Brentwood VI Ventures, L.P., the general partner of BA VI. Mr. Walecka disclaims beneficial ownership of the shares held by BA VI, except to the extent of his partnership interest therein. Also includes 10,000 shares issuable upon the exercise of options exercisable within 60 days of December 31, 1996.
(10) Includes 10,000 shares issuable upon the exercise of options exercisable within 60 days of December 31, 1996. Also includes 12,917 shares which are subject to a right of repurchase in favor of the Company which expires ratably through August 1999.
(11) Includes 42,188 shares which were repurchased by the Company in February 1997. Also includes 10,000 shares issuable upon the exercise of options, 2,708 of which are vested and 7,292 of which were canceled in February 1997.
(12) Includes 150,000 shares issuable upon the exercise of options subject to vesting through September 2001.
(13) Includes 41,500 shares held by the Crystal Lane Limited Partnership ("Crystal Lane"). Mr. Reid is a limited partner of Crystal Lane. Mr. Reid disclaims beneficial ownership of the shares held by Crystal Lane, except to the extent of his ownership interest therein. The shares held by Crystal Lane are subject to a right of repurchase in favor of the Company which expires ratably through August 1997. Also includes 65,500 shares issuable upon the exercise of options subject to vesting through May 1999.
(14) Includes 65,400 shares issuable upon the exercise of options subject to vesting through June 1999. Also includes 10,600 shares held by Mr. Shao's minor children.
(15) Includes 4,763 shares which were repurchased by the Company in January 1997. Also includes 14,500 shares issuable upon the exercise of options, 4,916 of which are vested and were exercised and 9,583 of which were canceled in January 1997.
(16) Includes 430,900 shares issuable upon the exercise of options exercisable within 60 days of December 31, 1996 held by all executive officers and directors, which are subject to vesting through January 2002.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

  To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1996, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with; except that one report, covering one transaction, was filed late by Mr. Miller due to a clerical oversight and that one report covering one transaction, was amended by Ms. Gould due to a mathematical error.

                            EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

  The Company's directors do not currently receive any cash compensation for service on the Board or any committee thereof. The members of the Board of Directors are eligible for reimbursement of their expenses incurred in connection with attendance at Board and committee meetings in accordance with Company policy.

  Each Non-Employee Director of the Company also receives stock option grants under the Directors' Plan. During the last fiscal year, the Company granted options covering 15,000 shares to each Non-Employee Director of the Company, at an exercise price per share of $24.00. The fair market value of such Common Stock on the date of grant was $24.00 per share (based on the Company's initial public offering price). As of December 31, 1996, no options had been exercised under the Directors' Plan. The terms of the Directors' Plan are described in Proposal 3.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  No member of the Compensation Committee of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee. See "Certain Transactions" for a description of transactions between the Company and entities affiliated with members of the Compensation Committee.

COMPENSATION OF EXECUTIVE OFFICERS

  The following table shows for the fiscal years ended December 31, 1994, 1995 and 1996, compensation awarded or paid to, or earned by, the Company's Chief Executive Officer, its other three most highly compensated executive officers at December 31, 1996 and two former executive officers who ceased serving as executive officers during fiscal year 1996 (the "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE

                                                           LONG-TERM
                                                         COMPENSATION
                                                     ---------------------
                              ANNUAL COMPENSATION           AWARDS
                              ---------------------  ---------------------
   NAME AND PRINCIPAL                                SECURITIES UNDERLYING    ALL OTHER
        POSITION         YEAR SALARY($)   BONUS($)         OPTIONS         COMPENSATION(1)
   ------------------    ---- ----------  ---------  --------------------- ---------------
Jeffrey A. Miller....... 1996   $185,000    $69,700             --             $1,160
 President and Chief     1995    175,000     85,000         100,000               600
 Executive Officer       1994    163,500     70,000             --                200
Robert K. Reid.......... 1996    137,000     34,800             --                812
 Vice President,         1995    132,000     39,000          20,000               700
 Marketing               1994    123,500     30,000                               200
Howard I. Shao.......... 1996    138,000     36,800             --                480
 Vice President,         1995    126,000     44,000          20,000               300
 Engineering             1994    124,025     20,000             --                100
Paul J. Hoffman(2)...... 1996     57,099     50,000         150,000               339
 Vice President,
 Worldwide Sales
Alan S. Henricks(3)..... 1996    140,000        --              --                834
 Former Vice President,  1995    140,000     30,000          10,000               800
 Finance and Operations, 1994     91,179      7,000         135,000               200
 Chief Financial Officer
  and Secretary
Marcie L. Stewart(4).... 1996    103,751     41,100             --                322
 Former Vice President,  1995    120,000     81,000          20,000               300
 Worldwide Sales         1994    113,589     84,000             --                100

--------
(1) Consists of life insurance premiums.
(2) Mr. Hoffman jointed the Company in September 1996.
(3) Mr. Henricks served the Company from May 1994 until February 1997.
(4) Ms. Stewart served the Company from October 1992 until January 1997.

                       STOCK OPTION GRANTS AND EXERCISES

  The Company grants options to its executive officers under its 1993 Equity Incentive Plan (the "1993 Plan"). As of December 31, 1996, options to purchase a total of 1,288,226 shares were outstanding under the 1993 Plan and options to purchase 307,865 shares remained available for grant thereunder. The terms of the 1993 Plan are described in Proposal 2.

  The following tables show for the fiscal year ended December 31, 1996, certain information regarding options granted to, exercised by, and held at year end by, the Named Executive Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                      INDIVIDUAL GRANTS
                         --------------------------------------------
                                       PERCENTAGE
                                        OF TOTAL                      POTENTIAL REALIZABLE VALUE
                           NUMBER OF    OPTIONS                         AT ASSUMED ANNUAL RATES
                          SECURITIES   GRANTED TO                     OF STOCK PRICE APPRECIATION
                          UNDERLYING   EMPLOYEES                          FOR OPTION TERM(3)
                            OPTIONS    IN FISCAL  EXERCISE EXPIRATION ----------------------------
          NAME           GRANTED(#)(1)  YEAR(2)    PRICE      DATE         5%            10%
          ----           ------------- ---------- -------- ---------- ------------- --------------
Paul J. Hoffman.........    150,000       21.0%   $24.3125  09/02/06     $2,293,500    $5,812,180

--------
(1) Options have a maximum term of 10 years measured from the grant date, subject to earlier termination upon the optionee's cessation of service with the Company. Options covering 100,000 shares vest at the rate of 25% on the first anniversary of the date of grant and 1/48th at the end of each calendar month thereafter for 36 months. Options covering 50,000 shares shall vest on September 3, 2001 or earlier upon the Company achieving certain financial milestones. Options may be exercised prior to vesting, subject to the Company's right to repurchase at cost in the event service is terminated.
(2) Based on an aggregate of 714,200 shares subject to options granted to employees in the fiscal year ended December 31, 1996.
(3) The 5% and 10% assumed rates of appreciation are suggested by the rules of the SEC and do not represent the Company's estimate or projection of the future Common Stock price. There can be no assurance that any of the values reflected in the table will be achieved. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent upon a number of factors, including the future performance of the Common Stock, overall market conditions and the timing of option exercises, if any.

                AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR,
                          AND YEAR-END OPTION VALUES

                                                NUMBER OF       NUMBER OF
                                                SECURITIES      SECURITIES       VALUE OF         VALUE OF
                                                UNDERLYING      UNDERLYING    UNEXERCISED IN- UNEXERCISED IN-
                                               UNEXERCISED     UNEXERCISED       THE-MONEY       THE-MONEY
                                                OPTIONS AT      OPTIONS AT      OPTIONS AT       OPTIONS AT
                     SHARES                    DECEMBER 31,    DECEMBER 31,    DECEMBER 31,     DECEMBER 31,
                   ACQUIRED ON     VALUE         1996(#)         1996(#)          1996($)         1996($)
      NAME         EXERCISE(#) REALIZED($)(1) EXERCISABLE(2) UNEXERCISABLE(2) EXERCISABLE(3)  UNEXERCISABLE(3)
      ----         ----------- -------------- -------------- ---------------- --------------- ----------------
Jeffrey A. Miller       --             --        100,000           --           $3,175,000          --
Alan S. Henricks        --             --         10,000           --              247,500          --
Paul J. Hoffman         --             --        150,000           --            1,415,625          --
Robert K. Reid        7,000       $204,565        65,500           --            2,156,424          --
Howard I. Shao       25,000        760,948        65,400           --            2,153,081          --
Marcie L. Stewart     3,500         29,750        14,500           --              482,125          --

--------
(1)Based on the difference between the deemed fair market value on the date of exercise and the exercise price.
(2) Options are immediately exercisable; however, the shares purchasable under such options are subject to repurchase by the Company at the original exercise price paid per share upon the optionees' cessation of service prior to the vesting of such shares.
(3) Based on the difference between the deemed fair market value on December 31, 1996 ($33.75 per share) and the exercise price.

EMPLOYMENT AGREEMENTS

  Pursuant to an offer letter of employment, dated July 27, 1993, from the Company to Jeffrey A. Miller, the President and Chief Executive Officer of the Company, Mr. Miller was granted an option to purchase 340,000 shares of the Company's Common Stock at a per share exercise price equal to the fair market value of the Company's Common Stock on the date of grant. The option is subject to vesting over four years from the start of Mr. Miller's employment with the Company. The letter provides that the option be assumed by the acquirer of the Company in the event of a merger or acquisition or, in the alternative, that vesting be accelerated. Vesting will also be accelerated in the event of a liquidation of the Company.

  Pursuant to an offer letter of employment, dated December 9, 1996, from the Company to Mark S. Garrett, the Chief Financial Officer of the Company, Mr. Garrett was granted an option to purchase 100,000 shares of the Company's Common Stock at a per share exercise price equal to the fair market value of the Company's Common Stock on the date of grant (January 30, 1997). The option is subject to vesting over five years from the start of Mr. Garrett's employment with the Company. The letter provides that, in the event Mr. Garrett's position is eliminated within twelve months of the commencement of his employment due to an acquisition by or merger with another company, 18,750 of such option shares shall become immediately and fully vested.

                     REPORT OF THE COMPENSATION COMMITTEE
            OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION(1)

  The Board of Directors of the Company (the "Board") has delegated to the Compensation Committee of the Board (the "Committee") the authority to establish and administer the Company's compensation programs. The Compensation Committee is composed of Mr. Miller, Ms. Gould and Mr. Walecka. Mr. Miller is the Chief Executive Officer of the Company. If the stockholders approve the amendments to the Company's 1993 Equity Incentive Plan described in Proposal 2, Mr. Miller will resign from the Committee so that it will consist solely of "outside directors" as defined in Section 162(m) of the Code. The Committee is responsible for: (i) determining the most effective total executive compensation, based upon the business needs of the Company and consistent with stockholders' interests; (ii) administering the Company's executive compensation plans, programs and policies; (iii) monitoring corporate performance and its relationship to compensation of executive officers; and
(iv) making appropriate recommendations concerning matters of executive compensation. Mr. Miller is not present during the Committee's discussions of his compensation.

COMPENSATION PHILOSOPHY

  The goals of the Committee with respect to executive compensation are to align compensation with business objectives and performance and to enable the Company to attract, retain and reward executive officers and other key employees who contribute to the long-term success of the Company, and to establish an appropriate relationship between executive compensation and the creation of long-term stockholder value. To meet these goals, the Committee has adopted a mix among the compensation elements of salary, bonus and stock options, with a bias toward stock options to emphasize the link between executive incentives and the creation of stockholder value as measured by the equity markets.

  BASE SALARY. The Committee recognizes the importance of maintaining compensation practices and levels of compensation competitive with other enterprise software companies. Base salary represents the fixed component of the executive compensation program. The Company's philosophy regarding base salaries is conservative, maintaining salaries below the competitive industry median. The Committee annually reviews each executive officer's base salary. When reviewing base salaries, the Committee considers individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge and competitive pay practices. In general, the salaries of executive officers are not determined by the Company's achievement of specific corporate performance criteria. Instead the Committee determines the salaries for executive officers based upon a review of salary surveys of other publicly traded enterprise software companies with capitalizations similar to that of the Company. Based upon such surveys, the Committee has set executive officers' salaries generally in the lower half of the range established by comparable companies in the enterprise software industry.

  BONUS. The Company has adopted a formal bonus program. Cash bonus awards are designed to award executives for exemplary individual performance in assisting the Company achieve its annual and long-term goals. It is the Committee's philosophy that bonuses when combined with salaries create total compensation which is competitive with other similar enterprise software companies. Bonus awards depend on the extent to which Company and individual performance objectives are achieved. The Company's performance objectives include operating, strategic and financial goals considered critical to the Company's fundamental long-term goal of building stockholder value. For fiscal 1996, these goals included certain quarterly and annual financial performance goals, improving market leadership position in the U.S. and internationally, expanding strategic vertical markets, sustaining and improving customer satisfaction levels, developing additional products and differentiating the Company's technology, building the Company's infrastructure to support sales and marketing efforts, and successfully completing an initial public offering. Based on the Company's performance in fiscal
--------
(1) This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the "1933 Act") or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

1996 and the Committee's review of the achievement of these goals, the Committee awarded bonuses of between approximately 25% and 40% to all executive officers. Commissions totaling approximately 88% of base compensation were paid to the Company's Vice President, Worldwide Sales based on the achievement of certain sales goals.

  EQUITY COMPENSATION. The 1993 Equity Incentive Plan and Employee Stock Purchase Plan offered by the Company have been established to provide all employees of the Company, including executive officers, with an opportunity to share, along with stockholders of the Company, in the long-term performance of the Company. The Committee strongly believes that a primary goal of the compensation program should be to provide key employees who have significant responsibility for the management, growth and future success of the Company with an opportunity to participate in the financial gain from Company stock price increases, thereby aligning the interests of stockholders, executives and employees. Executives are eligible to receive stock options generally not more often than once a year. All grants must be exercised according to the provisions of the Company's 1993 Equity Incentive Plan. Options granted to executive officers and employees generally have exercise prices equal to the fair market value of the Company's Common Stock on the date of grant, vest over four years and expire ten years from the date of grant.

  As the base salaries for executive officers of the Company are in the lower half of the range for comparable software companies, the Company has used stock options as the primary incentive to attract and motivate its executive officers. Guidelines for the number of stock options for each participant in the periodic grant program generally are determined by the Committee whereby several factors are applied to the salary and performance level of each participant and then related to the approximate market price of the stock at the time of grant. In awarding stock options, the Committee considers individual performance, overall contribution to the Company, officer retention, the number of unvested stock options and the total number of stock options to be awarded. After considering the criteria relating to awarding stock options, the Committee did not award stock options to any of the Named Executive Officers (other than Mr. Hoffman) in 1996 as the Committee believed such executive officers currently held adequate numbers of outstanding vested and unvested options. Mr. Hoffman did receive an option to purchase 150,000 shares of the Company's Common Stock upon his joining the Company in September 1996.

  Section 162(m) of the Code limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. The Committee has determined that stock options granted under the Company's 1993 Equity Incentive Plan with an exercise price at least equal to the fair market value of the Company's Common Stock on the date of grant shall be treated as "performance-based compensation" and thus deductible by the Company.

CEO COMPENSATION

  The Committee uses the same procedures described above for the other executive officers in setting the annual salary, bonus and stock option awards for Jeffrey Miller, the Company's President and Chief Executive Officer. Mr. Miller's base salary is determined based on comparisons with other public enterprise software companies as described above and is set in the middle of the range established by those companies. Mr. Miller's base salary was increased slightly in 1996 from his 1995 base salary. During 1996, the Company achieved virtually all of its corporate objectives, and the Committee concluded that Mr. Miller's contributions were a significant factor in achieving these objectives. For 1996, the Committee awarded Mr. Miller a bonus of approximately 38% of his base salary. In deciding whether to award additional stock options, the Committee considers the other components of Mr. Miller's compensation package and the number of outstanding unvested options currently held. Mr. Miller did not receive an option grant in 1996 as the Committee concluded that his outstanding options were adequate to align Mr. Miller's interests with those of the stockholders. As described above, in determining where Mr. Miller's total compensation is set within the ranges and in light of the considerations described above, the Committee by necessity makes certain subjective evaluations. Compared to other software companies surveyed by the Company, Mr. Miller's salary, bonus and stock options are in the lower half of the range.

CONCLUSION
  The Committee believes that the compensation of executives by the Company is appropriate and competitive with the compensation programs provided by other leading software companies with which the Company competes for executives and employees. The Committee believes its compensation strategy, principles and practices result in a compensation program tied to stockholder returns and linked to the achievement of annual and longer-term financial and operational results of the Company. The Committee remains committed to this philosophy of pay for performance, recognizing that the competitive market for talented executives and the volatility of the Company's business may result in highly variable compensation.

                                          COMPENSATION COMMITTEE

                                          Jeffrey A. Miller
                                          Kathryn C. Gould
                                          John L. Walecka

PERFORMANCE MEASUREMENT COMPARISON(1)

  The following graph shows the total stockholder return of an investment of $100 in cash on February 6, 1996 (the date of the Company's initial public offering of Common Stock) for (i) the Company's Common Stock, (ii) the Nasdaq Stock Market Index and (iii) the Morgan Stanley High Technology 35 Index ("MSH 35"). All values assume reinvestment of the full amount of all dividends and are calculated as of the last day of each quarter:



               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                  AMONG DOCUMENTUM, INC., NASDAQ  AND MSH 35

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period           DOCUMENTUM
(Fiscal Year Covered)        INC.           NASDAQ        MSH 35
-------------------          ----------     ---------     ----------
Measurement Pt-02/06/96      $100           $100         $100
FYE  03/31/96                $146.875       $104.1563    $92.75541
FYE  06/30/96                $127.0833      $112.658     $95.25819
FYE  09/30/96                $132.2917      $116.6698    $103.3175
FYE  12/31/96                $140.625       $122.4265    $112.256

--------
(1) The material in this chart is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference into any filing of the Company under the 1933 Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                             CERTAIN TRANSACTIONS

  Pursuant to the terms of the 1993 Equity Incentive Plan (the "1993 Plan") , from September 1994 to July 1995, certain officers of the Company exercised options under the 1993 Plan and paid the exercise price, either in whole or in part, by issuing promissory notes to the Company. Mr. Miller issued a promissory note in the amount of $99,643, and seven other officers issued promissory notes in the aggregate amount of $139,478. All promissory notes are secured by the shares of Common Stock issued upon exercise. The promissory notes accrue interest at rates ranging from 6.76% to 7.92% per annum and are due five years from the date of issuance.

  In December 1993, the Company entered into an International Distributor Agreement with Xerox Canada Ltd. under which the Company granted Xerox Canada Ltd. the non-exclusive right to purchase the Company's software products at specified discounts and distribute those products to both resellers and end users in a specified territory, provided Xerox Canada Ltd. meets certain minimum sales levels of the Company's products. The initial term of the agreement expired on December 8, 1995. The term is automatically extended for successive one year terms unless either party notifies the other in writing more than 90 days prior to the end of the then current term of its intention not to extend the agreement.

  In April 1995, the Company entered into an Agreement for the Supply of Services with Rank Xerox Limited under which Rank Xerox Limited agreed to provide certain services to specified customers of the Company in exchange for a specified percentage of the maintenance fees payable to the Company by those customers. The initial term of the agreement expired October 5, 1996. The term of the agreement is automatically extended for successive one year terms unless either party notifies the other in writing more than six months prior to the end of the current term of its intention not to extend the agreement.

  In April 1996, the Company entered into a Services Partner Agreement with the Xerox Professional Document Services division of Xerox Corporation ("XPDS"), under which the Company granted XPDS the worldwide, non-exclusive right to market, promote and sublicense the Company's software products at specified discounts combined with specified services provided by XPDS to end-users. The initial term of the agreement expired on April 1, 1997. The term of the agreement is automatically extended for successive one year terms unless either party notifies the other in writing more than 60 days prior to the end of the current term of its intention not to extend the agreement.

                                 OTHER MATTERS

  The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors
                                          /s/ Mark S. Garrett
                                          Mark S. Garrett
                                          Secretary

April 7, 1997

                                                                      1479-PS-97

                                  DETACH HERE


                               DOCUMENTUM, INC.

                              5671 GIBRALTAR DRIVE
                          PLEASANTON, CALIFORNIA 94588

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 8, 1997

PROXY


          The undersigned hereby appoints Jeffrey A. Miller and Mark S. Garrett, and either of them, proxies, with full power of substitution, to vote all of the shares of Common Stock of Documentum, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the principal executive offices of the Company, 5671 Gibraltar Drive, Pleasanton, California 94588, on Thursday, May 8, 1997 at 10:00 a.m., local time, and at any adjournment thereof, for the following purposes set forth on the reverse side.



                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                               ------------------
                               |SEE REVERSE SIDE|
                               ------------------

                                  DETACH HERE

[X]       Please mark votes as in this example.


1. To elect two directors to hold office until the 2000 Annual Meeting of Stockholders.

NOMINEES: Kathryn C. Gould and Edward J. Zander

         FOR                      WITHHELD
         [_]                         [_]

[_]      FOR all nominees except as noted above.
   --------------------------------------------

 MARK HERE
FOR ADDRESS  [_]
 CHANGE AND
NOTE BELOW


2. To approve the Company's 1993 Equity Incentive Plan as amended, including amendments to (i) increase the number of shares of Common Stock authorized for issuance under such plan by 900,000 shares, and
         (ii) to add provisions with respect to Section 162(m) of the Internal Revenue Code of 1986, as amended.

              FOR                 AGAINST                 ABSTAIN
              [_]                   [_]                     [_]

3. To approve the Company's 1995 Non-Employee Directors' Stock Option Plan, as amended, including an amendment to increase the number of shares of Common Stock authorized for issuance under such plan by 100,000 shares.


              FOR                 AGAINST                 ABSTAIN
              [_]                   [_]                     [_]

4. To ratify the selection of Price Waterhouse LLP as independent accountants of the Company for its fiscal year ending December 31, 1997.

              FOR                 AGAINST                 ABSTAIN
              [_]                   [_]                     [_]

5. To transact such other business as may properly come before the meeting or any adjournment.


Signature:                Date:          Signature:             Date:
          --------------       ---------           -----------      ----------